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                                                                    Exhibit 10.7

                                LOAN FORBEARANCE
                          AND REAFFIRMATION AGREEMENT
                          ---------------------------

     THIS LOAN FORBEARANCE AND REAFFIRMATION AGREEMENT (the "Agreement") is made and entered into as of this _____ day of July, 2001 by and among MIDWEST GUARANTY BANK, a Michigan banking corporation with an office at 201 W. Big Beaver, Suite 125, Troy, Michigan 48007 (the "Bank"), and COOLSAVINGS.COM, INC., a Michigan corporation with its principal place of business at 360 North Michigan Avenue, Chicago, Illinois 60601 (the "Company").

                                    RECITALS
                                    --------

     A. The Bank has financed a series of equipment loans (collectively, the "Loans") which are evidenced by, inter alia, the following nine (9) notes (collectively, the "Notes"), denominated by their Bank-assigned loan numbers:

          1. Loan No. 400-032-600: promissory note dated as of July 22, 1998, made by the Company payable to the Bank in the face amount of $66,651.82;

          2. Loan No. 400-033-208: promissory note dated as of August 18, 1998, made by the Company payable to the Bank in the face amount of $131,830.47;

          3. Loan No. 400-034-069: promissory note dated as of October 5, 1998, made by the Company payable to the Bank in the face amount of $46,958.80;

          4. Loan No. 400-034-808: promissory note dated as of November 18, 1998, made by the Company payable to the Bank in the face amount of $77,240.80;

          5. Loan No. 400-035-405: promissory note dated as of January 7, 1999, made by the Company payable to the Bank in the face amount of $76,825.16;

          6. Loan No. 400-036-312: promissory note dated as of March 8, 1999, made by the Company payable to the Bank in the face amount of $123,360.90;

          7. Loan No. 400-036-932: promissory note dated as of June 15, 1999, made by the Company payable to the Bank in the face amount of $125,757.34;

          8. Loan No. 400-038-390: promissory note dated as of July 6, 1999, made by the Company payable to the Bank in the face amount of $206,573.68; and

          9. Loan No. 400-038-986: promissory note dated as of August 18, 1999, made by the Company payable to the Bank in the face amount of $210,591.56.

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     B.   Each of the Notes is accompanied by a business loan agreement
(collectively, the "Loan Agreements") between the Company and the Bank, each dated as of the same date as its corresponding Note.

     C. As of July 6, 2001, the Loans and associated obligations bore the following outstanding principal balances and corresponding late fees and annual fixed interest accrual rates:

         Note No.        Principal Balance   Late Fees  Interest Rate
        -----------      -----------------   ---------  -------------
        400-032-600         $ 20,699.78                     9.50%
        400-033-208           39,072.19                     9.50%
        400-034-069           17,780.93        176.58       9.25%
        400-034-808           12,085.17                     8.75%
        400-035-405           33,910.94        286.05       8.75%
        400-036-312           49,724.77        612.72       8.75%
        400-036-932           52,809.38                     8.75%
        400-038-390           95,760.13      1,030.96       9.00%
        400-038-986          100,441.88                     9.00%
  VISA #412167720030205        1,120.95                    15.00%


Other than interest that has accrued and continues to accrue under the Notes during the current month and attorney's fees and expenses not exceeding $10,000.00, there are no other costs or other charges due under the Loans as of the date of this Agreement.

     D. Repayment of the sums due under the Notes, and performance of any and all other duties and obligations of the Company under the Loan Agreements, are secured by, inter alia, liens and security interests encumbering the computer equipment (the "Bank Collateral") identified in the descriptive schedules attached to each of the commercial security agreements accompanying the Notes. Pursuant to the terms of the foregoing commercial security agreements, the Bank Collateral collectively secures all of the Company's obligations to the Bank. (All of the Notes and the corresponding building loan agreements, commercial security agreements, financing statements and other documents evidencing the Loans are referred to herein collectively as the "Loan Documents".)

     E. Prior to the date of this Agreement, the Company defaulted on certain of its financial obligations and covenants to the Bank under the Notes. In addition:

          1. As to Loan No. 400-036-932 and Loan No. 400-038-986, the Company made an affirmative covenant to maintain at all times a net worth of $3 million. As of March 31, 2001, according to the Company's Form 10-Q, the Company's net worth was less than $2 million.

          2. The Company's auditors, in their audit report on the financial statements of the Company for the year ended December 31, 2000, issued a "going concern" disclaimer. It is the Bank's position that the "going concern" cautionary statement constituted a material adverse change to the financial condition of the Company, which is a default under all of the loan agreements between the Bank and the Company.

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          3.   The Bank has also advised the Company that the Bank has exercised its prerogative and right under the certain paragraph of each of the Loan Agreements entitled "CESSATION OF ADVANCES" and that the Bank will not honor any further requests for advances under the equipment line of credit of the Bank. In addition, the Bank notified the Company that it would not honor any further requests for advances under the corporate credit card account established for the Company at the Bank, effective May 22, 2001.

     F. Prior to the date of this Agreement, the Company also had defaulted on certain of its obligations and covenants to American National Bank and Trust Company of Chicago ("ANB").

     G. To enable the Company to meet its future financial obligations, including the Company's obligation to each of the Bank and ANB, the Company is seeking to obtain from Landmark Communications, Inc. and/or certain affiliates (collectively referred to as "Landmark") an infusion of additional capital and loans (the "Landmark Infusion").

     H. To facilitate the Landmark Infusion, ANB granted to the Company terms of forbearance under which it agreed to refrain from exercising its available loan collection rights and remedies arising as a result of the Company's existing default (the "ANB Forbearance").

     I. To likewise facilitate the Landmark Infusion, the Bank has agreed to refrain from exercising its available rights and remedies under its Loan Documents pursuant to the terms of a June 12, 2001 letter agreement (the "Forbearance Letter") during the period (the "Forbearance Period") commencing June 12, 2001 and continuing until terminated as provided under the terms of the Forbearance Letter or of this Agreement. Prior to execution of the Forbearance Letter, the Bank placed an administrative hold on a certain $75,930.00 "Certificate of Deposit" maintained by the Company at the Bank. On July 3, 2001, the Bank applied the proceeds of such Certificate of Deposit to the balances then outstanding on the Loans.

     J. The penultimate paragraph of the Forbearance Letter contemplates that the Bank and the Company will memorialize their agreed terms of forbearance in a definitive document, which the parties intend to do by this Agreement.

     K. The Company and the Bank have concluded that their execution and delivery of this Agreement accurately serves to memorialize the terms of forbearance between the Company and the Bank, is in their joint best interests, and each of them acknowledges that the terms and provisions hereof are fair and reasonable, that each has had the benefit of legal counsel and that each is receiving a substantial and valuable benefit by the consummation of the transactions contemplated herein.

     NOW, THEREFORE, for and in consideration of the promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the performance of the mutual covenants hereinafter to be performed, IT IS AGREED as follows:

     1. Recitals. The recitals set forth above constitute an integral part of this Agreement, evidencing the intent of the parties in executing this Agreement and describing the


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circumstances surrounding its execution. Accordingly, such recitals are, by express reference, made a part of this Agreement, and this Agreement shall be construed in the light thereof.

     2. Company's Obligation. To induce the Bank to consent to the terms of this Agreement, the Company, with the intent and understanding that the Bank is expressly relying thereon, agrees to fully perform all of the following obligations and to make the following deliveries:

          (a)  Payment Obligations.

               (i) Payments Under the Loan Documents. During the Forbearance Period, the Company shall pay current the Notes and timely remit all payments of principal and interest hereafter required under the Loan Documents;

               (ii) Additional Forbearance Payment. The Company shall further remit to the Bank the amount of Ten Thousand and 00/100 Dollars ($10,000.00) upon execution of the "Securities Purchase Agreement" dated as of ______ between the Company and Landmark, to be applied by the Bank to the principal balances outstanding under the Notes; and

               (iii) Additional Monthly Payments. The Company shall further remit additional monthly payments to the Bank in the amount of Five Thousand and 00/100 Dollars ($5,000.00) (the "Additional Monthly Payments"), to be applied by the Bank to the principal balances outstanding under the Notes. The Company shall make the Additional Monthly Payments on or before the fifteenth (15th) day of each month, commencing during the month following the date on which final regulatory and other approvals are obtained for the foregoing Securities Purchase Agreement between the Company and Landmark and continuing until the Company Obligations are satisfied in full.

          (b) Reaffirmation and Restatement of Loan Documents and Bank Collateral. Other than as expressly modified by the terms of this Agreement, the Loan Documents and the Forbearance Letter, and the validity and first priority of the liens and security interests in and to the Bank Collateral, are hereby affirmed and ratified by the Company, and it is acknowledged and agreed that the same are in full force and effect and are unconditionally binding and enforceable against the Company in accordance with their respective terms. Upon request of the Bank, the Company shall execute and deliver any and all documents reasonably requested by the Bank consistent with the terms of this Agreement:
(i) to restate and reaffirm the Loan Documents; and (ii) to document and
(re)perfect the security interests of, and to preserve and maintain the first-priority lien position held by, the Bank in and to the Bank Collateral.

     3. Bank's Obligations. During the Forbearance Period, and only during such time, the Bank acknowledges and waives any and all existing or continuing defaults and other failures by the Company to meet any of its covenants contained in the Loan Documents, and further agrees that it shall forbear and refrain from exercising any of its rights and remedies against the Company or against the Bank Collateral under the Loan Documents. Following termination of the Forbearance Period, any further forbearance against the Company or against the Bank Collateral shall be in the Bank's sole and exclusive discretion. Nothing contained or implied in this Agreement shall be deemed a commitment or obligation on the Bank's part to forbear beyond the end of the Forbearance Period. The Bank hereby consents to the Company's consummation of the transactions contemplated in connection with the Landmark Infusion;


                                       4
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provided, however, all liens granted to Landmark in the Bank Collateral shall be subordinate and subject to the Bank's liens and if the Company pursues a reincorporation in the State of Delaware, by merger, the Company shall, as a condition to the consummation of such reincorporation, cause the surviving entity to assume all of the Company's obligations to the Bank and shall provide the Bank with ten (10) business days prior written notice of the effective date of the merger.

     4. Forbearance Termination Events. Upon the occurrence of any of the events listed below (collectively, the "Termination Events"), the Company shall be in default hereunder and, should the Company fail to cure such default in the manner and within the applicable period set forth below, the Forbearance Period shall immediately terminate and the Bank shall be immediately entitled to exercise any and all rights under the Loan Documents:

          (a) The Company fails to remit a payment required hereunder or under the Loan Documents and does not cure such failure to pay within five (5) business days after both the Company and Landmark receive written notice from the Bank (the "Monetary Cure Period"), provided, however, that should the Company default in any such payment obligations for three (3) consecutive months, neither the requirement of notice nor the Monetary Cure Period shall apply to any subsequent defaults in payment;

          (b) The Company fails to comply with any of the terms and provisions contained in this Agreement or contained in the Loan Documents (except for any existing or continuing defaults and as otherwise acknowledged, waived or modified herein), and does not cure such failure to comply within fourteen (14) calendar days after both the Company and Landmark receive written notice from the Bank;

          (c) There is a bankruptcy, receivership, reorganization, general assignment for the benefit of its creditors or other insolvency proceeding instituted by the Company or out-of-court restructure involving a majority of the Company's unsecured indebtedness;

          (d) There is a bankruptcy, reorganization or other insolvency proceeding instituted against the Company, which is not dismissed within sixty
(60) calendar days from the date of filing, provided however, nothing contained herein shall preclude the Bank from participating as a creditor in such proceeding to the fullest extent permitted by applicable law; and

          (e) There is a receiver appointed for the Company or a material portion of the Company assets, and such appointment is not stayed or reversed within sixty (60) calendar days of the entry of the applicable court order; and

          (f) ANB terminates the ANB Forbearance under the terms and conditions of its governing agreement.

     5. Negative Pledge Agreement. The Company agrees that, other than in the ordinary course of business, it shall not cause or permit title to any of the Bank Collateral to be sold, transferred, conveyed, exchanged or otherwise disposed of, without having first obtained the prior written consent of the Bank, which shall be given or withheld in the Bank's sole and absolute discretion.

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     6.   Acknowledgement, Estoppel and Release. The Company absolutely, unconditionally, irrevocably and unequivocally covenants, acknowledges and agrees, with the knowledge that the Bank is expressly relying thereon as an express and material inducement to the forbearance agreed to herein, as follows:

          (a) Upon the expiration of the Forbearance Period, the Bank shall have the unconditional and absolute right to recover the unsatisfied portion of the Loans in full, which obligations shall be immediately due and payable, and to enforce all rights and remedies under the Loan Documents, or this Agreement, in law or in equity;

          (b) The Bank has not waived, modified or released, directly or indirectly, expressly or impliedly any or all of its rights or remedies to enforce the terms of the Loan Documents or to otherwise seek collection of the Loans following expiration or termination of the Forbearance Period, with all such rights being expressly reserved. Nothing contained in this Agreement shall be deemed or construed to be a waiver, modification, release or forbearance of any kind or nature whatsoever with respect to the Loans, or the rights and remedies available to the Bank, except as expressly provided herein, and all such rights in favor of the Bank are expressly preserved and shall be deemed unaffected, valid and subsisting rights notwithstanding the execution and delivery of this Agreement;

          (c) The Company does not possess any claims, defenses, offsets, recoupments or counterclaims of any kind or nature against the enforcement or validity of any of the Loan Documents, this Agreement or the Loans (collectively, the "Claims"), nor does the Company now have knowledge of any facts that would give rise to any such Claims. In the event there now exists facts that would give rise to any Claims against or with respect to the enforcement of the Loan Documents, this Agreement or the Loans, the Company hereby absolutely, unconditionally, irrevocably and unequivocally waives and fully releases any and all such Claims to the same extent as if such Claims were the subject of a lawsuit, adjudicated to a conclusion in favor of the Bank and dismissed therein with prejudice;

          (d) The Bank has a first and superior, valid, perfected and enforceable security interest, upon and against all of the Bank Collateral and there are no security interests, liens, claims or encumbrances against the Bank Collateral.

          (e) There is no obligation of the Bank of any kind or nature: (i) to provide any financial accommodations to the Company, other than as specifically provided herein; or (ii) to forbear in any manner whatsoever upon the expiration of the Forbearance Period; and

          (f) The invalidity or unenforceability of any provision in this Agreement or in one or more of the Loan Documents shall in no way affect the validity or enforceability of any other provision.

     7.   Representations and Warranties.

          (a) The Company is a Michigan corporation duly organized and existing in good standing under the laws of the State of Michigan and as a foreign corporation in good standing under the laws of the State of Illinois and has full power and organizational authority to enter into this Agreement and to consummate the transactions contemplated herein. All


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necessary governance action has been taken in order to authorize the execution, delivery and performance of this Agreement; and

          (b) The execution, delivery and performance of this Agreement does not, and shall not violate any provision of any applicable law, regulation, judgment, order, partnership agreement, operating agreement, trust agreement, or by-laws, as the case may be, or any other agreement or instrument by which the Company or its assets are bound.

     8. Binding Effect. Upon the execution and delivery of this Agreement by all parties hereto, the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, and to Landmark, which is an intended third party beneficiary hereof.

     9. Governing Law. This Agreement shall be deemed to have been made in the State of Michigan, and shall be governed and controlled by the laws of the State of Michigan as to interpretation, enforcement, validity, construction, effect, and in all other respects, but without regard to internal choice of law provisions of the State of Michigan.

     10. Survival of Representations and Warranties. The representations, warranties and covenants contained herein shall survive the execution and delivery hereof and shall remain in full force and effect until a claim based thereon is barred by applicable statutes of limitation.

     11. Future Deliveries, Undertakings and Acknowledgements. The Company agrees to take such further action and to execute such additional documents as the Bank may now or hereafter reasonably require to effectuate the terms and conditions of this Agreement and the undertakings of the Company hereunder. The Bank acknowledges that upon the irrevocable satisfaction in full of the Loans, it shall have no further rights to enforce the terms and provisions of the Loan Documents or this Agreement.

     12. Entire Agreement. This Agreement taken together with the Loan Documents, constitutes the entire agreement between the parties relating to the subject matter hereof and is the final and complete expression of their intent. No prior or contemporaneous negotiations, promises, agreements, covenants, representations of any kind or nature, whether made orally or in writing, have been made by the parties, or any of them, in negotiations leading to this Agreement or relating to the subject matter hereof, which are not expressly contained herein, or which have not become merged and finally integrated herein; it being the intention of the parties hereto that in the event of any subsequent litigation, controversy, or dispute concerning the terms and provisions of this Agreement, no party shall be permitted to offer to introduce oral or extrinsic evidence concerning the terms and conditions hereof that are not included or referred to herein and not reflected in writing. This Agreement may be changed, modified or amended only by a writing executed by the parties hereto. No conditions of any kind or nature exist to the legal effectiveness hereof, which shall be in full force and effect immediately upon execution and delivery by all parties hereto.

     13. Loan Documents Unaffected. Subject to the Bank's obligation to forbear, and except as expressly set forth herein: (a) the Loan Documents shall remain in full force and effect in accordance with their respective terms; and
(b) nothing contained in this Agreement shall: (i) modify or alter any of the terms or provisions in the Loan Documents in any manner whatsoever; (ii) cure, waive, release or postpone any defaults now or hereafter existing under the Loan

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Documents, (iii) establish a custom between any of the parties hereto; (iv) in any way waive, limit, or condition the rights or remedies of Bank under the Loan Documents; or (v) cause the Bank to be deemed in control of the Company, its operations or properties, or to be acting as a "responsible person" with respect to the operation and management of the Company, or its properties.

     14. Strict Compliance. The failure of the Bank to insist upon strict compliance with any of the terms, covenants, or conditions of one or more of the Loan Documents or this Agreement, shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any time or times.

     15. Counterparts. This Agreement may be executed in on or more counterparts all of which taken together constitute one and the same instrument.

     16. Contract Review. All parties hereto agree that this Agreement has been thoroughly reviewed by counsel of their respective choice and, in the event of an ambiguity or conflict in the terms hereof, there shall be no presumption against the drafter hereof.

     17. Captions. The captions incorporated herein are for convenience only, and do not in any way limit, amplify, of affect the terms or conditions hereof.

     18. Severability. The invalidity or enforceability of any provision in this Agreement or in one or more of the Loan Documents shall in no way affect the validity or enforceability of any other provision.

     19. Notice. Except as otherwise provided and limited in this Agreement, any notice required to be given pursuant to this Agreement shall be given by personal delivery, deposit in the United States Mail, postage prepaid, certified or registered mail, overnight mail or via telecommunication to the following parties.

     If to the Company:
     -----------------

     Coolsavings.com, Inc.
     360 North Michigan Avenue
     Chicago, Illinois 60601
     Attn:  Robert Gorman
     Fax No. (312) 853-0456


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     with a copy to:
     --------------

     Peter Sugar, Esq.
     Louis P. Rochkind, Esq.
     Jaffe, Raitt, Heuer & Weiss, P. C.
     One Woodward Avenue, Suite 2400
     Detroit, Michigan 48226
     Fax No. (313) 961-8358

     If to the Bank:
     --------------

     Clark B. Maxson
     Chairman, President and CEO
     Midwest Guaranty Bank
     201 W. Big Beaver Road, Suite 125
     Troy, MI 48007-7091
     Fax No. __________________

     with a copy to:
     --------------

     Ray Stecko
     Midwest Guaranty Bank
     201 W. Big Beaver Rd., Suite 125
     Troy, MI 48007-7091
     Fax No. ___________________

     If to Landmark:
     --------------

     Guy R. Friddell, III, Esquire
     Executive Vice President and General Counsel
     Landmark Communications, Inc.
     150 W. Brambleton Avenue
     Norfolk, VA 23510
     Fax No. (757) 664-2164

     with a copy to:
     --------------

     Thomas C. Inglima, Esq.
     Willcox & Savage, P. C.
     1800 Bank of America Center
     Norfolk, VA 23510
     Fax No. (757) 628-5566

          Any such notice shall be deemed validly served upon actual delivery thereof or upon acknowledgement or proof of receipt or upon the issuance of a confirmation of transmittal by the telecommunication device utilized by the sender, including the facsimile.


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          IN WITNESS WHEREOF, the parties have executed and delivered this
     Agreement as of the day and year written above.

     MIDWEST GUARANTY BANK,             COOLSAVINGS.COM, INC.
     a Michigan banking corporation     a Michigan corporation


     By:________________________        By:______________________

     Its:_______________________        Its:_____________________



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